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                                                                     Exhibit 5.1

          [Letterhead of Reboul, MacMurray, Hewitt, Maynard & Kristol]

                                                              July 12, 1999

Norwest Bank Minnesota
National Association
Corporate Trust Operations
P.O. Box 1517
Minneapolis, MN 55480-1517

                           Centennial Cellular Corp.
                     Centennial Cellular Operating Co. LLC

Ladies and Gentlemen:

     We have acted as counsel to Centennial Cellular Corp., a Delaware corporation, and Centennial Cellular Operating Co. LLC, a Delaware limited liability company (collectively, the "Companies"), in connection with the Companies' offer to exchange, pursuant to a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), the $370,000,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2008, Series B ("New Notes"), for a like amount of its outstanding 10 3/4% Senior Subordinated Notes due 2008, Series A ("Old Notes").

     In that connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of this opinion, including the Certificate of Incorporation and By-laws of the Companies.

     Based upon the foregoing, we are of the opinion that:

    1. Each of the Companies has been duly organized and is validly existing under the laws of the State of Delaware.

    2. The New Notes have been duly and validly authorized by the Companies and, when issued under the Indenture and the Assumption Agreement and Supplemental Indenture in substantially the form filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement in exchange for the Old Notes, upon the terms and subject to the conditions contained in the Prospectus comprising part of the Registration Statement and in the Letter of Transmittal substantially in the form filed as Exhibit 99.1 to the Registration Statement, will be valid and binding obligations of each of the Companies.
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      Our opinion is limited to matters governed by the federal laws of the
United States of America, the laws of the State of New York and the corporate law of the State of Delaware. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus which is part of this Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   /s/ Reboul, MacMurray, Hewitt, Maynard &
                                        Kristol